 EXHIBIT 99.2 MINUTES OF SPECIAL MEETING OF BOARD OF DIRECTORS

MINUTES OF SPECIAL MEETING OF BOARD OF DIRECTORS

OF

SUPREME HOSPITALITY
A Nevada Corporation

TIME AND LOCATION

A special meeting of the Board of Directors was called by President Larry W. Lang on May 1st, 2000. The meeting was called and conducted by Larry W. Lang as provided by the bylaws.

DIRECTORS PRESENT

Larry W. Lang, the sole Director, was present and his presence constituted a quorum of the Board of Directors.

CALL TO ORDER

President Larry W. Lang called the meeting to order for the purpose of adopting a resolution.

RESOLUTION ADOPTED

After discussion the Board unanimously adopted the following resolution:

         RESOLVED  that the  President  be and  hereby is  authorized  to do the following:

         a.)      To amend the  company's  Minutes of First Meeting of The Board of Directors of  Grubstake,  Inc.  dated  November 13, 1997 to read as follows;

                  1.       ABOPTION NUMBER  SEVENTH.  The company may offer from
                           time to time shares in its common stock,  $0.0001 par
                           value and/or its preferred  stock,  $0.0001 par value
                           in amounts,  at prices and on terms to be  determined
                           by the board of  directors to any number of investors
                           required for the completion of an offering.

                  2.       ABOPTION  NUMBER  EIGHTH.  All  classes of the issued
                           stock shall be subject to Rule 144 of the  Securities
                           and Exchange  Commission.  Furthermore there shall be
                           no " right  of  first  refusal"  option  to  purchase
                           shareholders stock by the company.

                  3.       ABOPTION NUMBER NINTH.  The  corporation  shall offer
                           any of its stock of any class which would  constitute
                           a "public  offering" within the meaning of the United
                           States  Securities  Act of 1933, as it may be amended
                           from time to time.

         b).      RESOLVED  that the  President be and hereby is  authorized  to register an SB-2  offering  with the  Securities  and Exchange
                  Commission  as  soon  as  is  practicable  the  company’s
                  Preferred Stock under the following terms:

Offering up to 1,000,000  shares of Preferred  Stock on a best effort no minimum
1,000,000  shares offering.  The offering price is $6.30 per share.  There is no escrow account,  all moneys received from the offering will be immediately  used by the company and there will be no refunds.  The offering  will be for a period of not more than 24 months from the effective date. Minimum number of shares for purchase is 1,000. The Preferred Shareholders shall have no voting rights.

         There are 1,000,000  shares of Preferred  Stock issued with a par value of $0.0001 per share.  No other series of Preferred Stock has been authorized or issued. The Preferred Stock will rank senior to the Common Stock with respect to the payment of dividends and amounts upon liquidation, dissolution or winding up of the Company without the consent of any holder of Preferred Stock.

         This  is  a  three  year  convertible  Preferred  Stock  offering.  One
Preferred share is convertible  into three shares of the Company's  common stock at any time  after the first  twelve  months of  purchase  during the three year period at the option of the  shareholder.  The  conversion  is  automatic on the third year record date if not converted earlier by the shareholder.

         The Preferred  shares yield a 10% per annum dividend,  which is paid in common shares at the market price upon  conversion.  The 10% annual common stock dividend is  determined  by  multiplying  the  preferred  share  offering  price
($6.30by a factor of .10 ($0.63) and  dividing it by the market price per share.
This  will  determine  the  number  of common  shares  to the  shareholder  upon conversion.

         While any shares of Preferred  Stock are  outstanding,  the Company may not authorize,  create or increase the authorized  amount of any class or series of stock that ranks senior to the Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of the Company.
However,  the Company may increase the authorized  number of shares of Preferred
Stock or issue a series of Preferred Stock ranking junior to or on a parity with the Preferred Stock with respect,  in each case, to the payment of dividends and amounts upon liquidation,  dissolution and winding up of the Company without the consent of any holder of Preferred Stock.
ADJOURNMENT

There being no further business to come before the meeting, upon motion duly made and unanimously carried, the meeting was adjourned.
CERTIFICATE OF SECRETARY

I hereby certify that the foregoing minutes of the Special Meeting of the Board of Directors of Supreme Hospitality constitutes a true and correct copy of the minutes of that meeting.

               IN WITNESS HEREOF, I have hereunto subscribed my name and afixed the seal of the corporation this 1st day of May 2000.

Larry W. Lang
Larry W. Lang
President and Secretary